Exhibit 10.1

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

PARTNERSHIP AGREEMENT

No. 012174-1NOHL-00

This partnership agreement (the “Partnership Agreement”) is made and entered into as of February 1, 2013 (the “Effective Date”), by and between GenSight Biologics SA, a corporation organized under the laws of France, registered with the Lyon Trade and Company Registry under number B 751 164 757 (SIRET: 75116475700013), with its principal place of business at 1bis Allée du Sauze, 69160 Tassin la Demi-Lune, France (“GenSight”), and Genethon, a non-profit organization organized under the laws of France, with its principal place of business at 1bis, rue de l’Internationale, 91002 Evry Cedex, France (SIRET: 40218752000018) (“Genethon”), (each of GenSight and Genethon a “Party” individually and collectively the “Parties”).

BACKGROUND

WHEREAS, Genethon, a non-profit biotechnology organization created by the Association Française contre les Myopathies (AFM), is a recognized expert in the design, development and manufacturing of gene therapy products notably with the aim of providing patients access to gene therapies for rare diseases. Genethon has notably developed a valuable expertise in (i) the preclinical and clinical development of gene therapy products, (ii) the development of bioprocesses, (iii) the manufacture and supply of gene therapy products for animal or human uses, and (iv) regulatory affairs related to such activities;

WHEREAS, Genethon, along with its parent organization the AFM, has provided much of the funding to bring a Leber’s Hereditary Optic Neuropathy (“LHON”) program to its current state of development, and Genethon, along with the Institute of Vision, has managed the LHON program to date;

WHEREAS, Genethon has ownership and/or co-ownership of data, results and other intellectual property generated which can be useful for the LHON program, and which are neither included in, nor the result of: (a) the LHON License (as define below), and (b) the Contrat De Collaboration De Recherce et Developpement with an effective date of 1 November 2009, and signed by AFM, Genethon, Inserm, UPMC, Inserm Transfert and Dr. Marisol Corral-Debrinski (Genethon reference: 011008-1NOHL-00);

WHEREAS, GenSight is a privately owned biopharmaceutical company, dedicated to the development and commercialization of gene therapy based treatments of retinal degenerative diseases. Based on recent results obtained by the teams of its scientific founders, the company develops innovative approaches to (i) prevent retinal degeneration in selected pathological conditions and (ii) to restore vision in patients suffering from very low vision or blindness;

WHEREAS, GenSight has signed a license agreement No. 05064A10 (the “LHON License”) with Inserm Transfert SA to obtain certain patents and know-how rights based on results developed by the team of [**] in the framework of the project entitled [**];

WHEREAS, the Parties entered into a confidentially agreement No. 012041-1NOHL-00 on May 7, 2012;

WHEREAS, the Parties have decided to combine their respective expertise with a view to accelerating the development of gene therapy products to treat eyes diseases, and wish to enter into a partnership agreement, the purpose of which is:

(i) to set up a strategic committee in charge of (a) the identification of various research and development projects of common interest for the research and development of gene therapy products to treat eye diseases; and (b) the supervision of the performance of selected research and development projects from the research stage to marketing authorization; and

(ii) to set out the general terms and conditions applicable to such selected research and development projects to be conducted in partnership by the Parties.

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[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

NOW THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained, the Parties agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” shall mean any person, company or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with one Party. For purposes of this definition, “control” shall mean the direct or indirect ownership of (a) at least fifty percent (50%) or the maximum controlling percentage, If less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities or participating profit interest of such entity, (b) at least fifty per cent (50%) of the decision making authority of such entity, or (c) otherwise has the ability to direct the management of such entity.

1.2.	“Agreement” shall have the meaning set forth in Section 2.1 below.

1.3.	“Collaborators” shall have the meaning set forth in subsection “Confidentiality” of Section “Confidentiality & Publication” below.

1.4.	“Confidential Information” shall mean all information and materials received directly or indirectly by one Party from the other Party in connection with the negotiation and performance of the Agreement (including but not limited to those exchanged during Strategic Committee meetings and/or Operational Committee meetings), as well as all of the terms and conditions thereof. Product-Related Results and GenSight’s Pre-Existing Know-How shall be deemed to be GenSight’s Confidential Information. Process-Related Results and Genethon’s Pre-Existing Know-How shall be deemed to be Genethon’s Confidential Information. Notwithstanding the foregoing, “Confidential information” does not include any information or materials disclosed to the Receiving Party by the Disclosing Party, which the Receiving Party demonstrates by means of written evidence that (i) was already rightfully known to the Receiving Party at the time of its receipt hereunder as shown by contemporaneous documents in the Receiving Party’s files; (ii) is or becomes generally available to the public other than by means of the receiving Party’s breach of its obligations under this Agreement; (iii) is independently obtained from a third party whose disclosure violates no duty of confidentiality; or (iv) is independently developed by or on behalf of the Receiving Party as shown by contemporaneous documents in receiving Party’s files without use of or reliance on any Confidential Information.

1.6.	“Deputy(ies)” shall have the meaning set forth in subsection 3.1 “Implementation and Composition”.

1.6.	“DG(s)” shall have the meaning set forth in subsection 3.1 “Implementation and Composition”.

1.7.	“Disclosing Party” shall mean the Party that discloses Confidential Information to the other Party.

1.8.	“Effective Date” shall mean the date stated on the first page of this Partnership Agreement.

1.9.	“Field” shall mean the research and development of gene therapy products to treat eye diseases.

1.10.	“Net Sales” shall mean the total amount invoiced to third parties, including distributors, on sales or other mode of transfer of the Product by or on behalf of GenSight, its Affiliates or Sublicensees, less customary deductions determined in accordance with GenSight’s standard accounting methods as generally and consistently applied by GenSight [**].

It is understood that the deductions shall not exceed the maximum level of [**] per cent ([**] %) of the total amount invoiced.

“Net Sales” shall not include intermediate sales between GenSight and its Affiliate or Sublicensee(s) and/or their Affiliates or sales between their Affiliates; for resale of Products, as the case may be, “Net Sales” shall include the amounts invoiced to third parties on the resale. “Net Sales” shall only

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

include the sales between the Affiliates or Sublicensee(s) (or GenSight) and third parties (and not the sales between GenSight and its Affiliates or Sublicensee(s) or its Affiliates between them). Similarly, “Net Sales” of Sublicensees shall not include intermediate sales between Sublicensees and their Affiliates or their Affiliates between them. “Net Sales” of Sublicensees shall only include the sales between the Affiliates of Sublicensees (or the Sublicensee) and third parties (and not the sales between the Sublicensees and their Affiliates or their Affiliates between them).

In the case of any sale which is not invoiced or delivered before invoice, “Net Sales” shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

If a Product is sold in a kit in combination with other active products or components that are not Product and that are sold separately by GenSight for other applications not related to the use of Product, Net Sales shall be calculated by multiplying Net Sales of the kit by the fraction A/(A+B), where A is the total catalogue price of the Product during the applicable calendar quarter in the country in which the sale was offered if sold separately and B is the total of the catalogue prices of all other active products or components in the kit during the applicable calendar quarter in said country if sold separately.

The previous restriction does not apply to combinations of therapeutic products and their formulations or to combination of non-dissociable technologies. In the case of non-dissociable technologies, “Net Sales” shall cover the sales of the non-dissociable products according to the definition of Product below.

1.11.	“Operational Committee” shall mean the operational development committee defined in subsection 4.2 “Operational Committee”.

1.12.	“Partnership Agreement” shall mean this document and its exhibits.

1.13.	“Pre-Existing Know-How” shall mean any and all information and materials, together if applicable with any intellectual property rights attached thereto, other than R&D Project Results, owned or controlled by a Party prior to entering into a Project Addendum and/or developed and/or acquired in parallel with, but independently from, the performance of a Project Addendum, as evidenced by such Party’s records, and necessary or helpful for carrying out the corresponding R&D Project.

1.14.	“Process(es)” shall mean all processes, materials and assays used to manufacture biological products.

1.15.	“Process-Related Results” shall mean all R&D Project Results that relate to Process(es). For the avoidance of doubt, data and information generated through the analysis of the Product at various stages of its manufacturing that are related to the qualification or characteristics of the Process(es) used but do not relate to the therapeutic activity of the Product shall be deemed to be Process-Related Results.

1.16.	“Product” shall mean the product to be developed by the Parties pursuant to a given R&D Project consisting of one vector containing a specific transgene and its regulatory and enhancing sequences and designed for specific ocular indication(s) as well as all products derived from and/or containing, in whole or in part, such product.

1.17.	“Product-Related Results” shall mean all R&D Project Results that relate to the Product that is the subject of the R&D Project including particularly results related to toxicology and efficacy.

1.18.	“Project Addendum” shall mean the separate written contract set out pursuant to the terms and conditions of this Partnership Agreement and duly executed by bath Parties, whereby the Parties agree to perform a given R&D Project. Each Project Addendum shall (i) set forth the specific conditions applicable to the corresponding R&D Project; and (ii) contain the corresponding R&D Project Program as well as a list of the Parties’ respective Pre-Existing Know-How necessary or helpful for carrying out the corresponding R&D Project.

1.19.	“Receiving Party” shall mean the Party that receives Confidential Information from the other Party.

1.20.	“R&D Project” shall mean a project for the research and development of a Product to treat one or more ocular indication(s) from the research stage and possibly up to marketing authorization

(including but not limited to all Product related preclinical and clinical research and development activities and to the development of Process(es) needed to manufacture such Product), that the Parties agree to perform by entering into a Project Addendum. Scientific details of each R&D Project and its associated tasks and deliverables are specified in the corresponding R&D Project Program.

1.21.	“R&D Project Clinical Trials” shall have the meaning set forth in subsection 4.3 “Sharing of Responsibilities”.

1.22.	“R&D Project Results” shall mean all results, including data, know-how, materials and inventions, whether patentable or not, developed or generated in the course of performing a given R&D Project. R&D Project Results shall include Process-Related Results and Product-Related Results.

1.23.	“R&D Project Program” shall mean the final version of the scientific program describing the R&D Project to be performed by the Parties under a given Project Addendum, which shall notably set out each Party’s tasks, responsibilities and deliverables determined in accordance with the principles set forth in this Partnership Agreement. The R&D Project Program shall be attached as appendix to the corresponding Project Addendum and shall form an integral part hereof.

1.24.	“SC Member(s)” shall have the meaning set forth in subsection 3.1 “Implementation and Composition”.

1.25.	“Strategic Committee” shall mean the strategic committee defined in the Section “Strategic Committee” below.

1.26.	“Sublicensee” shall mean any third party (other than a GenSight Affiliate) to whom GenSight (i) grants license rights to research, develop, make and/or sell one or more Products; or (ii) in any other way transfers rights to develop and/or commercialize one or more Products for their benefit, including without limitation by way of a sale. For the avoidance of doubt, a Sublicensee shall not include any contractor (for example a contract research organization or contract manufacturer) acting for the account of GenSight, or any distributor distributing Product supplied by GenSight or an Affiliate.

1.27.	“Sublicensee Revenues” shall mean any and all payments or consideration in any form received by GenSight or its Affiliates from a Sublicensee or any Sublicensee affiliate in consideration for the grant or transfer to them of any rights in any Product(s), and which is not Net Sales. Sublicensee Revenues specifically shall include, without limitation, any up-front and milestone payments paid by Sublicensee to GenSight, and any premium paid for GenSight equity. A premium paid on GenSight equity means 1) if GenSight shares are traded on a public market, any part of the payment for equity received by GenSight which is higher than the number of shares purchased multiplied by the current market price per share, and 2) if GenSight remains a privately held company, any part of the payment for equity received by GenSight which is higher than the number of shares purchased multiplied by the price per share established at the last round of equity financing.

1.28.	“Sublicensee Royalty” shall mean the percentage of Sublicensee Revenues, which is agreed by the Parties in a Project Addendum, that shall be paid by GenSight to Genethon and as further defined in subsection 5.2 “Product-Related Results”.

2.	CONTRACTUAL DOCUMENTS

2.1.	Agreement. The Agreement is made up of the following documents stated in decreasing order of priority: (i) this Partnership Agreement, and (ii) each Project Addendum.

2.2.	Prevalence. All the provisions of this Partnership Agreement, as such may have been amended by the Parties from time to time, and which are not expressly modified by the terms of a given Project Addendum, are incorporated by reference in such Project Addendum and shall apply to it and to its performance. A Project Addendum (together with its exhibits and all applicable provisions of the Partnership Agreement) represents the entire agreement between the Parties with respect to the corresponding R&D Project and supersedes all prior oral or written communications or understandings between the Parties with respect to such subject matter. In case of inconsistency between the terms of the Partnership Agreement and a given Project Addendum, the provisions of such Project Addendum shall prevail with respect to the corresponding R&D Project.

3.	STRATEGIC COMMITTEE

3.1.	Implementation and Composition. Within [**] days as of the Effective Date, the Parties will implement a Strategic Committee made up of two (2) duly authorized representatives for each of them, (i) one “directeur general” (“DG”); and (ii) one senior scientist (“SC Member”). In the event a DG or a SC Member is not in a position to attend a Strategic Committee meeting for whatever reason, such DG or SC Member will be automatically replaced by a substitute duly entitled for that purpose (“Deputy”). DGs, SC Members and Deputies are identified on an individual basis in Exhibit 1 hereto. Without prejudice to the foregoing, additional representatives or consultants may, from time to time and by mutual consent of the Parties, be invited to attend all or part of the Strategic Committee meetings where their presence is deemed necessary given the agenda, and provided that they are duly bound by a duty of confidentiality at least as restrictive as that mentioned in subsection 10.1 “Confidentiality”.

3.2.	Meeting Frequency. The Strategic Committee shall meet on a quarterly basis during the term of the Agreement, with at least two (2) meetings in person per year. Notwithstanding the foregoing, and whenever necessary, either Party may request additional extraordinary meeting(s), subject to a reasonable prior notice to the other Party and sufficient explanations as to the necessity of that extraordinary meeting. Each Party shall bear its own expenses relating to the attendance to the Strategic Committee.

3.3.	Chairman Appointment. The chairman of the Strategic Committee shall be a SC Member. The Parties agree that the chairman of the first Strategic Committee meeting will be GenSight’s SC Member. Thereafter and at the end of each meeting, SC Members shall decide unanimously which SC Member will act as chairman for the next meeting.

3.4.	Minutes. A Strategic Committee secretary shall be designated to be in charge of keeping detailed minutes of the Strategic Committee, and circulating the draft minutes to each Party’s representatives for review, comments and approval after such comments are agreed and incorporated. The final, approved version of such meeting minutes, together with a copy of all materials presented at such meeting shall be maintained as formal record. The Parties agree that the secretary for each Strategic Committee meeting shall be the SC Member of such Party that is not appointed as chairman.

3.5.	Missions. The Strategic Committee shall among others be responsible for (i) identifying and supervising research and development projects of common interest in the Field; and (ii) supervising the performance of any R&D Projects, such task to including without limitation (a) definition, validation and where necessary modification of the strategic and scientific orientations to be given to the R&D Project, based upon the proposal of the corresponding Operational Committee and, as the case may be, modify the R&D Project Program; (b) review of the R&D Project Results; (c) information to the other Party of one Party’s intention to file a patent application under the R&D Project Results; (d) proposition and review of publications or press releases relating to R&D Projects and R&D Project Results; (e) solvation of technical issues that have not been resolved by the Operational Committee; (f) designation of the Party in charge of the project management of each R&D Project; and (g) designation of the members of the Operational Committee.

3.6.	R&D Projects Proposals & Conflicts of Interest. Each Party shall have the opportunity to propose R&D Project proposal(s) for discussion and evaluation during Strategic Committee meetings provided that, to minimize the confidential information that may be disclosed in a potential conflict of interest situation (i) a Party wishing to propose a R&D Project shall first provide a brief summary of the proposal indicating the eye disease(s) concerned; and (ii) the other Party may in its discretion refuse to discuss and evaluate any such R&D Project proposal(s).

3.7.	Decisions. Decisions of the Strategic Committee shall be taken unanimously with each Party having one (1) vote. With respect to decisions modifying R&D Project Programs, where the Strategic Committee is unable to come to an unanimous decision during a meeting despite the SC Members’ best efforts, the matter shall be submitted to the decision of the Parties’ respective DGs who shall have [**] days to come to a mutually agreeable solution. If the DGs are unable to reach an agreement within such [**] day period despite their best efforts, GenSight’s DG shall have the final decision, it being understood however, that in such a case, any additional costs incurred by the Parties (including Genethon’s internal and external costs) as a result of the implementation of such a decision shall exclusively be borne by GenSight.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Once the Strategic Committee has decided to pursue a given project proposed by one of the Parties, the Parties shall diligently and in good faith develop and finalize a R&D Project Program and negotiate and enter into the corresponding Project Addendum. However, nothing in the Partnership Agreement shall be construed as an obligation for the Parties to conduct a R&D Project, unless and until the Parties have agreed and signed the corresponding Project Addendum. The Strategic Committee may not modify the terms and conditions of the Partnership Agreement and/or those of any Project Addendum other than those of the corresponding R&D Project Program in accordance with the above-mentioned principles.

4.	R&D PROJECT UNDER CORRESPONDING PROJECT ADDENDUM

4.1.	Minimum Number of Project Addenda. Nothing in the Agreement shall be construed, by implication or otherwise, as a further commitment or obligation by the Parties to enter into any further agreement or Project Addendum nor as an obligation for the Parties to enter into a minimum number of Project Addenda.

The Parties intend to enter into agreement to develop an LHON Product. Should the Parties agree on an LHON Project Addendum to develop an LHON Product, the Parties already agree on specific terms and conditions set forth herein. In recognition of the contribution that Genethon and the AFM already have made as of the date of signature of this Partnership Agreement, and in further recognition of the mission of Genethon and the AFM to bring treatments for rare diseases to patients, the Project Addendum for the LHON Product shall contain specific due diligence provisions under which Genethon shall obtain from GenSight, its Affiliates and/or Sublicensees, all rights held by GenSight, its Affiliates and/or Sublicensees, needed to continue to develop, manufacture, market and sell the LHON Product in the event that GenSight, its Affiliates and/or Sublicensees, are not able to, or do not, continue such development themselves in a timely way. GenSight shall assure that all its agreements with Sublicensees contain such due diligence provisions of the LHON Project Addendum obligating Sublicensee to give to Genethon all rights held by Sublicensee needed to develop, manufacture, market and sell the LHON Product in the event that Sublicensee is not able to, or does not, continue such development in a timely way as defined in the LHON Project Addendum.

4.2.	Operational Committee. Each R&D Project will be supervised by a dedicated scientific and technical committee (the “Operational Committee”) which shall ensure the overall operational and technical management of the R&D Project and which shall notably take all necessary measures to ensure the progress of the R&D Project in accordance with the provisions of the corresponding Project Addendum and the guidelines established by the Strategic Committee.

4.2.1.	Composition and Project Leader. The members of the Operational Committee shall be chosen and designated by the Strategic Committee, amongst those of the R&D Project dedicated team of each Party, including the R&D Project leader responsible for the management and supervision thereof.

4.2.2.	Meeting Frequency. The Operational Committee shall meet in person on a monthly basis. Notwithstanding the foregoing, and whenever necessary, either Party may request additional extraordinary meeting(s), subject to a reasonable prior notice to the other Party and sufficient explanations as to the necessity of that extraordinary meeting. Each Party shall bear its own expenses relating to the attendance to the Operational Committee.

4.2.3.	Minutes. An Operational Committee secretary shall be designated to be in charge of keeping detailed minutes of the Operational Committee, and circulating the draft minutes to the relevant members for review, comments, and approval after such comments are agreed and incorporated. The final, approved version of such meeting minutes, together with a copy of all materials presented at such meeting shall be maintained as formal record.

4.2.4.	Decisions. All Operational Committee decisions shall be taken unanimously by the Parties, with each having one (1) vote. If the Operational Committee is unable to come to a unanimous decision during a meeting despite its members’ best efforts, the matter shall be submitted to the decision of the Strategic Committee.

4.3.	Sharing of Responsibilities. Each Party’s tasks and responsibilities in connection with a given R&D Project shall be determined in accordance with the principles set forth hereinafter and specified in the corresponding R&D Project Program.

4.3.1.	Genethon’s General Tasks and Responsibilities. Genethon shall generally be responsible (i) for the development of the Processes to manufacture Product(s) and for the manufacturing of Product(s) required for preclinical and clinical trials; and (ii) for all regulatory affairs matters related to the Product manufacture including the elements of clinical trial and marketing authorization submissions that relate to the manufacture of the Product.

4.3.2.	GenSight’s General Tasks and Responsibilities. GenSight shall generally be responsible (i) for the performance of all in vitro and in vivo preclinical and for all clinical activities, and as sponsor for the initiation, conduct and management of all clinical trials to be conducted in the context of the R&D Project (“R&D Project Clinical Trials”), and (ii) for all regulatory affairs matters related to the development of the Product(s) (other than matters specific to Product manufacturing) with support from Genethon. GenSight may request the assistance of Genethon for the preparation of the regulatory filings, the discussions and presentations to regulatory agencies, the design, implementation and monitoring of clinical trials. Should Genethon agree, at its sole discretion, to provide such support it is expected that GenSight shall pay Genethon’s internal and external costs in the performance of such activities. It is anticipated that in vivo preclinical studies will be subcontracted.

4.4.	Cost Sharing. The budget for any and all activities to be performed under each R&D Project shall be established in accordance with the principles set forth hereinafter and specified in the corresponding R&D Project Program.

4.4.1.	Preclinical Activities. For each R&D Project, preclinical activities-related costs shall be borne as follows:

4.4.1.1.	All internal costs incurred by a Party in the performance of R&D Project preclinical activities shall be exclusively borne by such Party;

4.4.1.2.	All external costs incurred by the Parties in the performance of R&D Project preclinical activities (including but not limited to those related to in vivo preclinical test subcontractors) shall be exclusively borne by GenSight;

4.4.1.3.	All internal and external costs incurred by Genethon to manufacture research quality grade batches of Product shall be exclusively borne by Genethon;

4.4.1.4.	Genethon shall assume the costs (internal and external) incurred to manufacture all batches, whether GMP or not, of Product to be used for regulatory preclinical toxicology studies, and if applicable, one GMP batch for the initial phase I clinical studies, which may or may not be the same batch as a batch that was used for preclinical toxicology.

4.4.2.	Clinical Activities. For each R&D Project, Clinical activities-related costs shall be borne as follows:

4.4.2.1.	All expenses (internal and external costs) incurred by the Parties in the performance of R&D Project clinical activities shall be exclusively borne by GenSight;

4.4.2.2.	GenSight shall bear all costs (internal and external) for the manufacture of all GMP batches of Product other than any GMP preclinical toxicology batch(es), and the initial GMP batch for Phase 1 studies manufactured by Genethon, at Genethon’s costs, as contemplated above. The Parties shall negotiate diligently and in good faith a specific contract, under commercially reasonable terms, to cover the manufacture of these GMP batches of Product which shall, among other things, specify the price thereof.

4.4.3.	Regulatory Affairs Activities. All Genethon’s internal costs associated with the activities of regulatory affairs support in connection with manufacturing of the Product during the R&D Project shall be exclusively borne by Genethon. All external costs shall be exclusively borne by GenSight.

4.4.4.	Additional Activities. Notwithstanding the general principles set forth above, in the event a Party is willing to perform additional tasks or activities, to which the other Party does not object but still considers useless, any and all costs associated with the performance of such additional tasks and activities shall be exclusively borne by the Party that originated their request.

5.	R&D PROJECT RESULTS USE AND EXPLOITATION

5.1.	Process-Related Results. Genethon shall be free to exploit the Process-Related Results for any purpose without further obligation or payment to GenSight.

5.2.	Product-Related Results.

5.2.1.	GenSight’s Use and Exploitation of Product-Related Results. GenSight shall be free to exploit the Product-Related Results for any purpose at its own discretion, subject to the payment to Genethon of milestone payments and royalties. Such milestone payments and royalties shall be negotiated in good faith by the Parties in the Project Addendum or at the latest by such later date as the Parties may define in the Project Addendum, in accordance with the principles set forth hereinafter.

5.2.1.1.	Reflecting the contribution that Genethon and the AFM have made to the LHON Product, the Royalty rate for the LHON Product shall be [**] percent ([**] %) of the Net Sales and additionally a Sublicense Royalty of [**] percent ([**] %) of Sublicensee Revenues shall be paid by GenSight to Genethon;

5.2.1.2.	For all other Products, the royalty rate shall be comprised between [**] percent ([**] %) and [**] percent ([**] %) of the Net Sales and additionally a Sublicensee Royalty of between [**] percent ([**] %) and [**] percent ([**]%) of Sublicensee Revenues shall be paid by GenSight to Genethon, such rates to be adjusted for each Project Addendum, depending on whether third party licenses are required for the Product and reflecting the contribution Genethon has made to the Product. For each Project Addendum, Genethon’s contribution will be evaluated according to:

a)	The amount of resources and funds provided by Genethon, along with its parent organization the AFM, prior to establishment of the Project Addendum; and

b)	The amount of cost, time and effort for Genethon to do any needed process development work for the specific process to manufacture the specific product under the Project Addendum, and

c)	The amount of [**] batches of Product, whether GMP or not, to be used for regulatory preclinical toxicology studies; and

d)	[**]; and

e)	The anticipated cost, time and effort for Genethon’s regulatory affairs activities related to Product manufacture, including the elements of clinical trial and marketing authorization submissions that relate to the manufacture of the Product; and

f)	The anticipated cost, time and effort for Genethon to perform any other activities the Parties agree that Genethon will perform under the Project Addendum.

5.2.1.3.	Milestone payments under each Project Addendum shall only be implemented as of the first commercialization of the Product by GenSight, its Affiliates and/or Sublicensees, except as otherwise agreed in a specific Project Addendum.

5.2.3.	Royalty Term. Royalties shall be payable on a Product-by-Product and country-by-country basis (i) on Net Sales from first commercial sale to expiry of valid patent rights claiming the Product concerned or [**] years from first commercial sale, whichever is longer, and (ii) on all Sublicensee Revenues received by GenSight and/or its Affiliates from any Sublicensee.

5.3.	Genethon’s Product Manufacturing. Genethon shall have the exclusive right to manufacture and supply the Product(s) subject to Genethon’s capabilities to manufacture and supply quantities required by GenSight and/or its Affiliates and/or its Sublicensees. The manufacture and supply by Genethon of batches of Products for commercial purposes, using notably the Process-Related Results, shall be the subject of separate agreements to be negotiated diligently and in good faith between GenSight and Genethon on a Product-by-Product basis and under commercially reasonable terms.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

5.4.	GenSight’s Product Manufacturing. Without prejudice to the foregoing, in the event Genethon notifies GenSight of its intent not to be in charge with the Product manufacturing and supply for commercial purposes, including for the lack of appropriate capabilities in this respect, Genethon agrees to negotiate diligently and in good faith, [**], the outsourcing of such operations, [**] to GenSight or any third party designated by GenSight for that purpose. In this respect, GenSight shall provide in advance Genethon with the identity and address of the proposed third party for prior written approval by Genethon, which shall be withheld only for [**].

5.5.	Third Party Licenses. In the event that third party patents and/or other rights are required to develop, manufacture, or sell the Product, GenSight shall be responsible for negotiating with the owner of such patents and/or other rights a license on such terms GenSight deems appropriate. GenSight shall bear any and all costs associated with such third party licenses.

5.6.	No other rights. If not stipulated in this Section 5, no right is granted under the property rights of a Party to the other Party.

6.	R&D PROJECT RESULTS INTELLECTUAL PROPERTY

6.1.	Pre-Existing Know-How. All Pre-Existing Know-How contributed by either Party to a given R&D Project is and remains, as between the Parties, the sole property of such Party. Neither Party will file for patent rights and/or for any other intellectual property rights on any of the Pre-Existing Know-How disclosed to it by the other Party. Neither Party shall have any obligation to disclose any of its Pre-Existing Know-How to the other Party, except to the extent the Party owning or controlling such Pre-Existing Know-How deems such disclosure to be necessary for the performance by the other Party of its obligations pursuant to the corresponding Project Addendum. Each Party may also refuse to receive the details of the Pre-existing Know-How of the other Party.

6.2.	Process-Related Results. All Process-Related Results shall be owned by Genethon. Any and all decisions relating to the filing, prosecution, maintenance and defense of registrable intellectual property rights in respect of Process Related Results shall be at the absolute discretion of Genethon, which shall bear any and all costs associated with such activities. For the purpose above, GenSight shall assign and cause its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to assign, at no cost, all rights, titles and interests in Process-Related Results to Genethon. GenSight shall provide, and shall cause its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to provide any and all relevant information in its possession and reasonable assistance that would be useful to Genethon to file, prosecute, maintain or defend any and all intellectual property rights in respect of Process-Related Results. GenSight notably agrees to execute, and/or cause any of its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to execute, all further documents and assignments and do all necessary actions to transfer the effective ownership of Process-Related Results to Genethon or to register Genethon (or its designee) as owner of registrable rights in Process-Related Results.

6.3.	Product-Related Results. All Product-Related Results shall be owned by GenSight. Any and all decisions relating to the filing, prosecution, maintenance and defense of registrable intellectual property rights in respect of Product Related Results shall be at the absolute discretion of GenSight, which shall bear any and all costs associated with such activities. For the purpose above, Genethon shall assign and cause its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to assign, at no cost, all rights, titles and interests in Product-Related Results to GenSight. Genethon shall provide, and shall cause its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to provide any and all relevant information in its possession and reasonable assistance that would be useful to Genethon to file, prosecute, maintain or defend any and all intellectual property rights in respect of Product-Related Results. Genethon notably agrees to execute, and/or cause any of its employees and/or personnel and/or subcontractors involved in the performance of a R&D Project to execute, all further documents and assignments and do all necessary actions to transfer the effective ownership of Product-Related Results to GenSight or to register GenSight (or its designee) as owner of registrable rights in Process-Related Results.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Mutual Representations and Warranties. Each Party represents and warrants that (i) it has the full corporate right, power and authority to enter into the Agreement and to perform its obligations thereunder; (ii) the Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms; (iii) it has no agreement nor any other obligation to any third party that would in any way interfere, hamper, or limit is ability to carry out and fulfill its obligations under the Agreement.

7.2.	Additional Representations and Warranties. Each Party represents and warrants that as of the Effective Date (i) it, or one of its Affiliates, owns or controls by agreement or license all of the rights, title and interest in and to its Pre-Existing Know-How and accordingly has the full right and authority to enter into the Agreement and grant the other Party the appropriate licenses hereunder; (ii) it has received any relevant third party licensors written consent to the grant such appropriate licenses; (iii) it has not previously within the Field assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Pre-Existing Know-How; and (iv) there are no claims, judgments or settlements against or pending with respect to the Pre-Existing Know-How.

7.3.	Disclaimer of Representations and Warranties. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE PRE-EXISTING KNOW-HOW AND PRODUCTS DEVELOPED BY IMPLEMENTING THE PRE-EXISTING KNOW-HOW USED IN THE R&D PROJECTS ARE EXPERIMENTAL IN NATURE, AND IS PROVIDED “AS IS”, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY. NEITHER PARTY WARRANTS NOR MAKES ANY REPRESENTATIONS REGARDING THE USE OR APPROPRIATENESS OF THE USE OF THE PRE-EXISTING KNOW-HOW AND PRODUCTS DEVELOPED BY IMPLEMENTING THE PRE-EXISTING KNOW-HOW IN ACCORDANCE WITH THE R&D PROJECTS.

7.4.	Indemnification. GenSight shall defend, indemnify and hold harmless Genethon and its employees, officers and agents from and against all third-party claims and any resulting liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs (herein individually referred to as “Liability” and collectively as “Liabilities”) arising out of Genethon’s and/or GenSight’s performance and activities under this agreement (including claims that any activities by either Genethon or GenSight infringe third party intellectual property rights), except to the extent such Liability results from the breach, gross negligence or intentional misconduct of Genethon.

8.	LIMITATION ON LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF ANTICIPATED SAVINGS, LOSS OF DATA, ANY LOSS OR DAMAGES UNDER OR IN CONNECTION WITH ANY OTHER CONTRACTS, OR WASTED MANAGEMENT OR OTHER STAFF TIME.

THE LIABILITY OF EITHER PARTY IS SUBJECT TO THE PRIOR DEMONSTRATION OF A BREACH EXCLUSIVELY ATTRIBUTABLE TO THAT PARTY. IN NO EVENT WILL THE AGGREGATE LIABILITY OF EACH PARTY UNDER THE AGREEMENT EXCEED THE LIMIT SET FORTH IN THE PROJECT ADDENDUM WHERE SUCH PARTY’S LIABILITY GENERATED FROM.

9.	EXCLUSIVITY

As of the Effective Date and for the entire term of the Agreement, each Party agrees neither to collaborate with any third party nor to develop internally its own Product, without the prior written consent of the other Party.

10.	CONFIDENTIALITY AND PUBLICATION

10.1.	Confidentiality.

10.1.1.	Protection of Confidential Information. The Receiving Party shall use the Confidential Information solely to fulfill its obligations and exercise its rights under the Agreement and, except as otherwise provided herein, all Confidential Information, and any derivative works or improvements thereof, shall remain at all times the sole and exclusive property, worldwide, of the Disclosing Party. The Receiving Party shall hold the Confidential Information in confidence and shall not make any disclosure of the Confidential Information to any third party without the Disclosing Party’s prior written consent, except to the receiving Party’s employees who are instructed as to the Receiving Party’s obligations hereunder and are bound thereby, as well as the Receiving Party’s contractors and agents to whom disclosure is necessary for the performance of the Agreement, or the exercise of rights granted under the Agreement, provided such contractors and agents are bound by confidentiality obligations at least as restrictive as those set out forth in the Agreement. The Receiving Party shall use at least the same care as it uses to maintain the confidentiality of its own confidential information of similar value, but in no event less than commercially reasonable measures within the biotechnology industry.

10.1.2.	Disclosure in Connection with Certain Transactions. Each Party recognizes that the other Party may need to disclose the terms of the Agreement to bankers, venture capitalists and other business actual or potential associates including a bona fide potential acquirer or merger partner for the purpose of evaluating entering into a merger or acquisition. Only in such cases, shall the written approval of such disclosure not be required so long as any document disclosing the terms thereof is marked as “Confidential Information” when provided and the recipient of such information is bound to the Party so disclosing such information by an obligation of confidentiality no less restrictive than that set forth in the Agreement.

10.1.3.	Legally Required Disclosure. The Receiving Party may disclose Confidential Information pursuant to applicable law or regulation, provided that the Receiving Party may disclose only such information as is legally required, and provided further that the Receiving Party shall provide the Disclosing Party with a much advanced written notice of such requirement as is reasonably possible, and a reasonable opportunity to object to or to limit such disclosure. Notwithstanding the foregoing, if either Party determines a release of the terms of the Agreement is required by law or governmental regulation, it shall notify the other in writing at least [**] days before the time of the proposed release. In no event shall a release include Confidential Information regarding the terms of the Agreement that is not required by law or governmental regulation.

10.1.4.	Patent Prosecution. The Receiving Party may disclose Confidential Information for the purpose of filing or prosecuting patents, the filing of which is contemplated by the Agreement, without violating the above secrecy provision.

10.1.5.	Additional Measures. To the extent not otherwise covered by the provisions of subsections 10.1.2, 10.1.3 or 10.1.4, in the event a Party believes that it is required to provide a copy of the Agreement or any related document to any third party, such Party shall ensure that such document is redacted to the fullest extent permitted by law, to eliminate all Confidential Information, particularly financial information, and the other Party shall have the right to review and approve each such document prior to its submission to a third party. A period of [**] business days will be provided for such review unless not permitted by law, in which case the maximum period allowable shall be provided.

10.1.6.	Return of Confidential Information. The Receiving Party shall immediately upon first request of the Disclosing Party and/or expiration/termination of this Partnership Agreement and/or any Project Addendum for any reason (i) promptly return all Confidential Information held or used by it in whatever from, or (ii) if the Disclosing Party requests so in writing within [**] days after the date of termination, promptly destroy all such Confidential Information, including all copies thereof, and those portions of all documents that incorporate such Confidential Information, except that one copy may be retained for legal archival purposes. Within [**] days of such termination, the Receiving Party shall have an authorized senior officer of the Receiving Party certify in writing to the disclosing Party that it has fully complied herewith.

10.1.7.	Survival. The rights and obligations under the confidentiality obligation shall survive termination or expiration of the last Project Addendum under this Partnership Agreement for a period of [**] years.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

10.2.	Publication.

10.2.1.	Process-Related Results. GenSight shall not publish any Process-Related Results without the prior written consent of Genethon, such consent to be requested and dealt with during meetings of the Strategic Committee .

10.2.2.	Product-Related Results. Genethon shall not publish any Product-Related Results without the prior written consent of GenSight, such consent to be requested and dealt with during meetings of the Strategic Committee.

10.3.	Disclosure for Purposes of the Telethon

Notwithstanding stipulations of this Section 10, the Parties acknowledge that AFM, in view of accomplishment of its recognized role of working in the public interest, that is, by curing rare diseases and reducing the disabilities to which they give rise, has an obligation to provide the general public with information on the research programs and work to which it provides a financial contribution, in order to facilitate, directly or indirectly, an understanding of these diseases, the development of treatments, and the prevention of disabilities. The Parties expressly authorize AFM to make use of their name and to report thereon, orally and/or in writing, to the general public, notably during fundraising campaigns, during the Telethon and Annual General Meeting of AFM, without releasing details which may be detrimental to intellectual property rights or contrary to any legal requirements for non-disclosure such as those associated with “quiet periods” related to financing and provisions related to information disclosure by publically-listed companies if Gensight becomes a publically-listed company.

11.	TERM AND TERMINATION

11.1.	Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with the principles set forth below, remains in full force and affect for the longer of (i) a period of [**] years; or (ii) until the expiration/termination of the last Project Addendum duly executed between the Parties prior to the expiration of the said [**] -year-duration.

11.2.	Early Termination of this Partnership Agreement without cause. Each Party may terminate this Agreement without cause, at any time, subject to a [**] days prior notice to the other Party. In such event, (i) the terms and conditions of this Partnership Agreement shall however remain in full force and effect until the expiration and/or termination of any and all ongoing Project Addenda, but (ii) no further Project Addendum shall be executed between the Parties as of receipt of the Partnership Agreement termination notice.

11.3.	Early Termination of a Project Addendum without cause. Each Party may terminate any Project Addendum without cause, at any time, subject to a [**] days prior notice to the other Party. The termination of any Project Addendum remains without effect on the continuation of the other Project Addendum and this Partnership Agreement, except as otherwise decided to the contrary by the Parties.

11.4.	Termination of a Project Addendum for breach. Each Party may automatically, and without prejudice to its other rights, terminate a Project Addendum in the event the other Party materially breaches any of its obligations thereunder, and fails to cure such material breach or default within [**] days after written notice is given, such notice to specify the breach. The termination of a given Project Addendum remains without effect on the continuation of the other Project Addenda and the Partnership Agreement, except as otherwise decided to the contrary by the Parties.

11.5.	Termination of this Partnership Agreement for GenSight’s Failure to Receive Adequate Funding. Genethon may terminate this Partnership Agreement with immediate effect in the event that GenSight does not receive by 1 March 2013, as a capital increase, a total of at [**] Euros (€[**]) in its own accounts, in fully liberated funds free and clear from any encumbrance, from funds affiliated with Novartis Bioventures Ltd and/or funds managed by Abingworth LLP, but not including any funds from the AFM or the AFM’s investment

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

fund. Genethon may also terminate this Partnership Agreement with immediate effect in the event that GenSight does not receive by 31 December, 2013, as a capital increase, in its own accounts, in fully liberated funds free and clear from any encumbrance, at least an additional [**] Euros (€[**]) Euros in total from funds affiliated with Novartis Bioventures Ltd and/or funds managed by Abingworth LLP and/or from one or more additional professional venture capital funds, but not including any amounts received from the AFM or the AFM’s investment fund. For purposes of clarification it is understood that these funding requirements are additive, that is at least [**] Euros (€[**]) total in funding must be received by 31 December, 2013.

12.	EFFECTS OF EXPIRATION/TERMINATION

12.1.	Early Termination without Cause at GenSight’s Initiative and/or Termination for GenSight’s Breach at Genethon’s initiative. Should Genethon terminate this Partnership Agreement or a Project Addendum due to GenSight’s uncured material breach, or should GenSight terminate this Partnership Agreement or a Project Addendum for any reason other than Genethon’s uncured material breach, then:

12.1.1.	Genethon’s Costs Reimbursement. GenSight shall reimburse Genethon for all costs (internal and external) incurred by Genethon to manufacture batches of Product whose manufacturing is already initiated at the time of termination, including without limitation costs related to purchase of materials in advance of actual manufacturing.

12.1.2.	License of GenSight’s Intellectual Property Rights in the Product. In the event (i) GenSight decides not to pursue the development of the Product or (ii) GenSight and/or its Sublicensee(s) do not actively pursue the development of the Product after such an early termination in view of its potential commercialization, Genethon shall have an irrevocable option to obtain, at no cost to Genethon (except that Genethon shall be responsible for all costs due to third parties), a world-wide, sub-licensable, exclusive license to all GenSight’s rights, titles and interests in and to the Product and related intellectual property rights (including but not limited to Product-Related Results), required to develop and commercialize the Product and notably to make, have made, use, register, sell, offer for sale and/or distribute the Product.

12.1.3.	Negotiation of the Product-Related Results exploitation. Should a Project Addendum be terminated early as set forth above, the Parties shall negotiate in good faith the financial conditions of the exploitation of Product Related Results as per the principles set forth in subsection 5.2 “Product-Related Results” and as further outlined and/or agreed in such Project Addendum. It is understood by the Parties that termination under this Section 12.1 shall not exempt GenSight from its financial obligations to Genethon under Section 5.2 and/or as further specified in the Project Addendum if it chooses to continue to develop such Product on its own or with a third party. It is further understood by the Parties that should Genethon take over development of the Product as provided in subsection 12.1.2, that no additional financial consideration will be paid by Genethon to GenSight other than that Genethon shall then be responsible for all costs due to third parties.

12.2.	Early Termination without Cause at Genethon’s Initiative / Termination for Genethon’s Breach at GenSight’s initiative. Should GenSight terminate this Partnership Agreement or a Project Addendum due to Genethon’s uncured material breach, or should Genethon terminate this Partnership Agreement or a Project Addendum for any reason other than GenSight’s uncured material breach, then:

12.2.1.	License. Genethon shall grant GenSight a first right to negotiate (i) a worldwide, non-exclusive, royalty-bearing license to all Genethon’s rights, titles and interests in the Process-Related Results to further develop and commercialize the Product, and (ii) a worldwide, non-exclusive, royalty-bearing license to Genethon’s Pre-Existing Know-How to the extent its use is necessary for the purpose of exploiting the preceding license as defined in (i) above.

12.2.2.	Product Batches Manufacturing. Genethon shall complete the manufacture of all batches of Product(s) whose manufacture is already initiated at the time of termination under the contractual terms contained in this Partnership Agreement and/or the applicable Project Addendum.

12.2.3.	Negotiation of the Product-Related Results exploitation. Should a Project Addendum be terminated early as set forth above, the Parties shall negotiate in good faith the financial conditions of the exploitation of Product Related Results as per the principles set forth in subsection 5.2 “Product-Related Results” and as further outlined and/or agreed in such Project Addendum.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

12.3.	Early Termination for Failure to Receive Adequate Funding. Should Genethon terminate this Agreement under subsection 11.5 as a result of GenSight’s failure to receive adequate funding as defined in such subsection, then, effective as of the effective date of such termination, GenSight shall be deemed to have transferred to Genethon free of charge, all of its ownership and exploitation rights in and all LHON R&D Project Results including all LHON Product-Related Results, such that as of such date Genethon shall be the exclusive owner thereof and shall have the exclusive right to use, exploit and dispose of all such Results. GenSight shall, and shall cause its personnel and agents, to execute and deliver to Genethon all such further documents as may be necessary to give effect to such transfer, including as applicable to file and prosecute in Genethon’s and/or its designee’s name patent applications claiming any such Results. For the avoidance of doubt, as subsections 5.2 and 6.3 of this Agreement shall terminate with such termination, GenSight shall have no further rights thereunder. Furthermore, GenSight shall be deemed to have granted to Genethon, at no cost (except that Genethon shall be responsible for all costs due to third parties pursuant to existing agreements between GenSight and such third parties), a world-wide, sub-licensable, exclusive license to all GenSight’s rights, titles and interests in and to the LHON Product and all related intellectual property rights, including a sublicense to GenSight’s license under the LHON License, as may be required to develop and commercialize the LHON Product and notably to make, have made, use, register, sell, offer for sale and/or distribute the LHON Product. GenSight shall, and shall cause its personnel and agents, to execute and deliver to Genethon all such further documents as may be necessary to give effect to and evidence such licenses.

12.4.	Survival. Notwithstanding the expiration or termination of this Agreement for any reason whatsoever, the provisions thereof that by essence shall survive thereto will remain in full force and affect.

13.	NON-SOLICITATION.

For the duration of this Agreement and for a period of [**] thereafter, no Party may solicit the employment of, or hire, any person employed or working in the laboratory of the other Party, who works or has worked on collaborative project(s) between the Parties. Should a Party not comply with this obligation, it shall immediately indemnify the other Party by paying a minimum lump sum equal to [**] Euros (€[**]), which may be re-evaluated upward according to the person(s) concerned in case of higher prejudice.

14.	MISCELLANEOUS

14.1.	Entire Agreement. The Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter thereof, and supersedes all prior discussions and agreements between the Parties.

14.2.	Assignment. The Agreement is entered into intuitu personae and shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) without the prior written consent of the other Party.

14.3.	Amendment. No amendment or variation to the Agreement shall be effective unless in writing and signed by both Parties.

14.4.	Waiver. A waiver by either Party of any breach or default of any provisions contained herein shall not be construed as a waiver of any succeeding or subsequent breach of the Agreement. No delay or lack of response, or apparent forgiveness by a Party concerning the failure of the other Party to perform any of its obligations hereunder shall be construed as a waiver.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

14.5.	Severability. If any provision of the Agreement shall be found by a court to be void, invalid or unenforceable, such provision shall be deemed not to be part of the Agreement and such finding shall not affect the validity or enforceability of the remainder of the Agreement. Should such a result be inequitable vis-à-vis one of the Parties, the Parties shall use commercially reasonable efforts to agree on a new valid provision, which reflects as close as possibly the intent of the Parties reflected in the stricken provision.

14.6.	Headings. Headings included herein are for convenience only, do not form a part of the Agreement and shall not be used in any way to construe or interpret the Agreement.

14.7.	Notices. Any notice or other communication required or permitted under the Agreement or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given (i) when delivered in person; (ii) upon confirmation of receipt when transmitted by facsimile; or (iii) on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

GenSight:	1bis Allée du Sauze, 69160 Tassin la Demi-Lune, France Attention: Bernard Gilly
Telecopy:+33 (0)1 43 42 05 26

Genethon:	1bis, rue de l’Internationale, 91002 Evry Cedex, France Attention: Frédéric REVAH
Telecopy: +33 (0)1 60 77 86 98

14.8.	Counterpart. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which become binding when one or more counterparts thereof, individually or taken together, shall bear the signature of all the Parties reflected thereon as the signatories. Facsimile copies of this Agreement may be executed and original executed copies of this Agreement shall be provided as soon as possible.

14.9.	Force Majeure. No breach, failure or omission by a Party in the performance of any obligation under this Agreement shall create any liability to the other Party to the extent such breach, failure or omission results from a force majeure event.

14.10.	Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the laws of France.

14.11.	Dispute Resolution. IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES RESULTING FROM THE INTERPRETATION, APPLICATION AND/OR PERFORMANCE OF THIS AGREEMENT, IN THE ABSENCE OF AN AMICABLE SETTLEMENT BETWEEN THE ABOVE PARTIES, EXCLUSIVE JURISDICTION SHALL BE GRANTED TO THE COMPETENT PARIS COURTS, NOTWITHSTANDING MULTIPLE DEFENDANTS OR THIRD PARTY CLAIMS EVEN FOR EMERGENCY PROCEEDINGS AND PROTECTIVE PROCEDURES.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

GenSight Biologics SA	Genethon
Name: Bernard Gilly	Name: Frédéric Revah
Title: CEO	Title: CEO
/s/ Bernard Gilly	/s/ Frédéric Revah

EXHIBIT 1

Strategic Committee Composition

PARTY	DG	DEPUTY DG	SC MEMBER	DEPUTY SC MEMBER
GenSight	[**]	[**]	[**]	[**]
Genethon	[**]		[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.